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                                                                       EXHIBIT 6


                               CONSENT OF TRUSTEE

        Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Sequoia Mortgage Trust 5, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange commission upon request therefor.

October 30, 2001

               Bankers Trust Company of California, N.A.
               By: s/s Judy L .Gomez
               Judy L. Gomez
               Assistant Vice President